                                                                       EXHIBIT 8
                          [Vinson & Elkins Letterhead]

                               February 12, 1997

Owen Healthcare, Inc.
9800 Centre Parkway, Suite 1100
Houston, Texas 77036-8279

Gentlemen:

     You have requested our opinion with respect to certain federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") of the merger of Owl Merger Corp. ("Subcorp"), a Texas corporation and a wholly-owned subsidiary of Cardinal Health, Inc. ("Cardinal"), an Ohio corporation, with and into Owen Healthcare, Inc. ("Owen"), a Texas corporation (the "Merger").

     Our opinion is based upon (i) the Agreement and Plan of Merger dated as of the 27th day of November, 1996, by and among Cardinal, Subcorp and Owen (the "Merger Agreement")(1), (ii) the facts set forth in the Registration Statement filed with the Securities and Exchange Commission with respect to the Merger ( the "Registration Statement"), (iii) the assumption that certain customary representations will be made by management of Cardinal and Owen, respectively, with respect to the Merger as of the date of the closing of the Merger, and (iv) current provisions of the Code, the regulations thereunder, administrative rulings of the Internal Revenue Service and court decisions. Based thereupon, and conditioned upon our understanding that the transactions contemplated by the Merger Agreement will be carried out strictly in accordance with the terms of the Merger Agreement, it is our opinion that:

          (i) the Merger will constitute a reorganization under section 368(a) of the Code;

          (ii) Owen, Cardinal and Subcorp will each be a party to that reorganization within the meaning of section 368(b) of the Code; and

          (iii) no gain or loss will be recognized by the shareholders of Owen upon the receipt of Cardinal Common Shares in exchange for shares of Owen Common Stock pursuant to the Merger except with respect to cash received in lieu of fractional share interests in Cardinal Common Shares.

---------------

1, Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

Owen Healthcare, Inc.
Page 2
February 12, 1997

     We participated in the preparation of the Registration Statement. We hereby confirm that the conclusions of law with respect to federal income tax matters set forth in the Registration Statement under the heading "Certain Federal Income Tax Consequences" are accurate and complete in all material respects.

     We hereby consent to the use of our name in the Registration Statement and to the filing of this letter as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          VINSON & ELKINS L.L.P.